EXHIBIT 99


              CAUTIONARY STATEMENT UNDER SAFE HARBOR PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

         Glenayre Technologies, Inc. ("Glenayre" or the "Company"), from time to time, makes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements reflect the expectations of management of the Company at the time such statements are made. Glenayre is filing this cautionary statement to identify important factors that could cause Glenayre's actual results to differ materially from those in any forward-looking statements made by or on behalf of Glenayre.

         POTENTIAL MARKET CHANGES RESULTING FROM RAPID TECHNOLOGICAL ADVANCES

         Glenayre's business is primarily focused on paging and is subject to competition from alternative forms of communication. In addition, Glenayre's business is also focused on the wireless telecommunications industry. The wireless telecommunications industry is characterized by rapid technological change, including digital cellular telephone systems, which compete, directly or indirectly, with Glenayre's products or the services provided by the Company's customers. While the introduction of more advanced forms of telecommunication may provide opportunities to Glenayre for the development of new products, these advanced forms of telecommunication may reduce the demand for pagers and thus the type of paging systems and related software designed and sold by Glenayre.

         ACCEPTANCE OF TWO-WAY PAGING COMMUNICATION PRODUCTS

         While certain of Glenayre's customers have installed Glenayre's products used to provide two-way communications services, these services are available only in certain areas. The growth and installation of two-way paging systems by Glenayre's paging service provider customers may be delayed depending upon delays in installation, difficulties in initial operation of two-way systems, the availability of financing for its paging service provider customers and the market acceptance of two-way paging by the customers of such paging service providers. The development of the two-way market will also be affected by other technological changes in wireless messaging services, regulatory developments and general economic conditions.

         COMPETITION

         The Company currently faces competition from a number of other equipment manufacturers, certain of which are larger and have significantly greater resources than the Company. The Company also faces competition from alternative wireless telecommunications technologies, including cellular telephone services, mobile satellite systems, specialized and private mobile radio systems, digital cellular telephone systems and broadband personal communications services. Although these technologies are generally higher priced than traditional paging services, technological improvements could result in increased capacity and efficiency for wireless two-way communication and could result in increased competition for the Company.



         VARIABILITY OF QUARTERLY RESULTS

         The Company's financial results in any single quarter are highly dependent upon the timing and size of customer orders and the shipment of products for large orders. Large orders from customers can account for a significant portion of products shipped in any quarter. Sales to a single customer, which has a significant
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         United States market presence, totaled approximately 10%, 11% and 15%
         of 1998, 1997 and 1996 fiscal year net sales, respectively. An additional US customer accounted for 12% of net sales in 1998. Beyond 1998, the customers with whom the Company does the largest amount of business are expected to vary from year to year as a result of the timing for development and expansion of customers' paging systems, the expansion into international markets and changes in the proportion of revenues generated by the products and services of Glenayre's newly acquired companies. Furthermore, if a customer delays or accelerates its delivery requirements or a product's completion is delayed or accelerated, revenues expected in a given quarter may be deferred or accelerated into subsequent or earlier quarters. Therefore, annual financial results are more indicative of the Company's performance than quarterly results, and results of operations in any quarterly period may not be indicative of results likely to be realized in the following quarterly periods.

         VOLATILITY OF STOCK PRICE

         The market price of Glenayre Common Stock is volatile. The market price of Glenayre Common Stock could be subject to significant fluctuations in response to variations in Glenayre's quarterly operating results and other factors such as announcements of technological developments or new products by Glenayre, developments in Glenayre's relationships with its customers, technological advances by existing and new competitors, general market conditions in the industry and changes in government regulations. In addition, in recent years conditions in the stock market in general and shares of technology companies in particular have experienced significant price and volume fluctuations which have often been unrelated to the operating performance of these specific companies.

         LIMITS ON PROTECTION OF PROPRIETARY TECHNOLOGY

         Glenayre owns or licenses numerous patents used in its operations. Glenayre believes that while these patents are useful to Glenayre, they are not critical or valuable on an individual basis. The collective value of the intellectual property of Glenayre is comprised of its patents, blueprints, specifications, technical processes and cumulative employee knowledge. Although Glenayre attempts to protect its proprietary technology through a combination of trade secrets, patent law, nondisclosure agreements and technical measures, such protection may not preclude competitors from developing products with features similar to Glenayre's products. The laws of certain foreign countries in which Glenayre sells or may sell its products, including The Republic of Korea, The People's Republic of China, Saudi Arabia, Thailand, Dubai, India and Brazil, do not protect Glenayre's proprietary rights in the products to the same extent as do the laws of the United States.

         POTENTIAL CHANGES IN GOVERNMENT REGULATION

         Many of Glenayre's products operate on radio frequencies. Radio frequency transmissions and emissions, and certain equipment used in connection therewith, are regulated in the United States, Canada and internationally. Regulatory approvals generally must be obtained by Glenayre in connection with the manufacture and sale of its products, and by Glenayre's paging service provider and other wireless customers to operate Glenayre's products. The enactment by federal, state, local or international governments of new laws or regulations or a change in the interpretation of existing regulations could affect the market for Glenayre's products. Although recent deregulation of international telecommunications industries along with recent radio frequency spectrum allocations made by the Federal Communications Commission ("FCC") in the United States have increased the demand for Glenayre's products by providing users of those products with opportunities to establish new paging and other wireless personal communications services, the trend toward deregulation and current regulatory developments favorable to the promotion of new and expanded personal communications services may not continue and future regulatory changes may not have a positive impact on Glenayre. The issuance of paging system licenses stimulates demand for the Company's products, however, delays in the issuance of licenses may adversely affect sales and the timing of sales of the Company's products.
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         FINANCING CUSTOMER PURCHASES FOR DEVELOPMENT OF THE TWO-WAY
         COMMUNICATIONS MARKET

         The Company finances customer purchases of its products for development of the two-way communications market for the build-out of two-way networks by its customers who acquired two-way licenses auctioned by the FCC (the "Two-Way License Holders"). Many of the Two-Way License Holders with whom the Company has or expects to enter into customer financing arrangements have limited operating histories, significant debt related to the acquisition of their two-way licenses and start-up expenses, and negative cash flows from operations; additionally, some have never generated an operating profit and may not have sufficient resources to maintain the development and operation of their two-way network. The Company generally retains a security interest in equipment for which it provides financing.

         INTERNATIONAL BUSINESS RISKS

         Approximately 37% of 1998 fiscal year net sales were generated in markets outside of the United States. International sales are subject to the customary risks associated with international transactions, including political risks, local laws and taxes, the potential imposition of trade or currency exchange restrictions, tariff increases, transportation delays, difficulties or delays in collecting accounts receivable, exchange rate fluctuations and the effects of prolonged currency destabilization in major international markets. Although a substantial portion of the international sales of the Company's products and services for fiscal year 1998 was negotiated in United States dollars, the Company may not be able to maintain such a high percentage of United States dollar denominated international sales. The Company seeks to mitigate its currency exchange fluctuation risk by entering into currency hedging transactions. The Company also acts to mitigate certain risks associated with international transactions through the purchase of political risk insurance and the use of letters of credit.